Exhibit 99.1

PROPOSED AMENDMENT TO THE

MONTPELIER LONG-TERM INCENTIVE PLAN

This Amendment to the Montpelier Long-Term Incentive Plan (the “Plan”) is made effective as of                 , 2004.

In accordance with Section 18 of the Plan, the Plan is hereby amended as follows:

1.     Section 4 of the Plan shall be amended by adding a new subsection that reads as follows:

“(d) Minimum Vesting Standards. Subject to Section 10, (i) the vesting period for RSUs with no performance-based vesting characteristics must be at least three years (vesting may occur ratably on each month, quarter, or annual anniversary of the grant date over such vesting period); (ii) the vesting period for RSUs and Performance Shares with performance-based vesting characteristics must be at least one year; and (iii) the Board or the Committee shall not have discretion to accelerate vesting of RSUs or Performance Shares except in the event of a Change in Control or the death, disability, termination of employment or retirement of a Participant. The foregoing minimum vesting standards shall not apply to SARs. In addition, the Committee may grant a “de minimis” number of RSUs and Performance Shares that do not comply with the foregoing minimum vesting standards. For this purpose “de minimis” means that the aggregate number of Shares delivered in respect of such RSUs and Performance Shares will not exceed ten percent (10%) of the total number of Shares authorized under the Plan.”

2.     Section 18 of the Plan shall be deleted in its entirety and the following shall be added in lieu thereof:

“The Plan may be amended at any time and from time to time by the Board; provided, however, that no amendment that (a) materially increases the benefits accruing to Participants under the Plan, (b) materially increases the number of Shares that may be issued under the Plan, or (c) materially modifies the requirements for participation in the Plan shall be effective unless such amendment is approved by the Company’s shareholders. In addition, no amendment that is required to be approved by the Company’s shareholders by law, rule or regulation, including stock exchange listing rules, shall be effective unless such amendment is approved by the Company’s shareholders. No amendment of the Plan shall adversely affect any right of any Participant with respect to any Award previously granted without such Participant’s written consent.”

All the provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made by this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed this              day of             , 2004.

MONTPELIER RE HOLDINGS LTD.

By:

Name:
Title: